Exhibit 99.1

CoBiz Financial Announces First Quarter 2010 Results

Reports continued improvement in the level of credit costs

Denver — CoBiz Financial Inc. (Nasdaq: COBZ), a financial services company with $2.4 billion in assets, announced a net loss of $4.7 million for the first quarter of 2010, as compared to a net loss of $46.9 million for the first quarter of 2009.  The net loss available to common shareholders was $0.15 per diluted common share versus a net loss of $2.07 per diluted common share in the prior year quarter (the first quarter of 2009 results included a $33.7 million, goodwill impairment charge, or $1.40 per diluted share).  For the fourth quarter of 2009, the Company reported a net loss of $4.5 million, or $0.15 per diluted common share.

Financial Performance — First Quarter 2010

•                  The net loss available to common shareholders of $0.15 per diluted common share was a significant improvement from the net loss from core operations (excluding goodwill charges) of $0.67 per diluted common share in the first quarter of 2009 (see the accompanying reconciliation of Non-GAAP Measures to GAAP).  The improvement was primarily driven by a decrease in provision for loan and credit losses (Provision).

•                  The first quarter marks the third consecutive decrease in quarterly Provision expense for the Company. Provision for the first quarter of 2010 decreased by $2.7 million, or 16%, from the fourth quarter of 2009 (linked-quarter) to $13.8 million from $16.5 million. The Provision for the first quarter of 2010 was 59% lower or $20.1 million less than the first quarter of 2009 Provision of $33.9 million.

•                  During the first quarter, the Company charged-off, net of recoveries, $17.0 million, as compared to $22.9 million in the fourth quarter of 2009.

•                  The allowance for loan and credit losses (Allowance) was 4.17% of total loans at March 31, 2010, and covered more than 101% of nonperforming loans (NPLs).

•                  Nonperforming assets decreased slightly during the first quarter to $100.0 million, or 4.13% of total assets, from $104.5 million or 4.24% of total assets at December 31, 2009.

•                  The net interest margin increased 16 basis points (0.16%) to 4.52% for the first quarter of 2010, from 4.36% in the fourth quarter of 2009.  The net interest margin increased 14 basis points (0.14%) from 4.38% in the first quarter of 2009.

•                  Loans outstanding as of March 31, 2010, were $1.7 billion. Loan run-off decelerated during the quarter with a net decrease of $54.8 million from the fourth quarter of 2009. Total loans decreased by $97.3 million and $71.8 million in the fourth and third quarters of 2009, respectively. Loans were down $291.6 million, or 14.4%, from March 31, 2009.  During the current quarter, new credit relationships of $37.1 million were added and $66.2 million was advanced on existing lines.

•                  Deposits and customer repurchase agreements (Customer Repos) decreased by $25.2 million on a linked-quarter basis. Deposits and Customer Repos excluding wholesale brokered sources (Customer Funding) decreased by $16.2 million on a linked-quarter basis. Year-over-year, Customer Funding increased by $390.2 million or 23.1%.

•                  Total noninterest-bearing demand accounts represented 27.5% of total deposits as of March 31, 2010, compared to 27.0% as of the prior year quarter.

“Overall, I am encouraged with our first quarter results,” said Chairman and CEO Steve Bangert. “As expected, we continued to see a meaningful decrease in Provision expense, with Provision decreasing by 16% on a linked-quarter basis and 59% from the prior year. I was also pleased to see our asset quality continuing to stabilize, with nonperforming assets decreasing during the period.

“With confidence that our asset quality issues are under control, we are now increasing our efforts on building the franchise. We have several initiatives underway to grow the balance sheet and build profitable market share. Last year we announced the hiring of two new market presidents for our bank whose priority is to advance our business development efforts by implementing a consistent, bank-wide sales management program. We are also very close to introducing a jumbo mortgage product targeting professionals, owners and executives of the businesses we already serve. In addition, we are well underway with refining our wealth management offering — introducing broader investment choices and a more comprehensive financial planning approach.

“Although we benefited from lower credit costs in the first quarter, we did not see a pick-up in our earnings from the fourth quarter due to the expenses associated with these initiatives to grow the franchise. However, I am convinced that these are the right actions to position our company for a strong recovery along with the economy.”

Loans

Total loans at March 31, 2010, were $1.73 billion, a decline of $54.8 million or 3.1% on a linked-quarter basis.  We continue to diligently pursue new credit relationships at a time when the number of quality borrowers remains low and competition among banks to earn the business is high. Overall, the Company has seen a deceleration in net loan run-off over the last quarter. New credit relationships of $37.1 million were added during the quarter, a decline from the fourth quarter of 2009 when $63.9 million in new credit was extended.  Advances on existing lines totaled $66.2 million during the current quarter, less than the $90.9 million drawn in the prior quarter.  Reduced loan demand was offset in part by lower paydowns and maturities which slowed by $94.0 million on a linked-quarter basis to $158.1 million, the lowest level of paydown activity in the last five quarters.

Overall, Commercial and Industrial (C&I) loans comprised $566.3 million, or 32.8% of the total portfolio at March 31, 2010, compared to $559.6 million or 31.4% at December 31, 2009, and $630.6 million or 31.2% a year earlier.  Commercial real estate accounted for 48.2% of total loans, with owner/occupied properties comprising a significant portion of this category. Our Land Acquisition and Development (A&D) loans totaled $122.7 million or 7.1% of the overall portfolio at March 31, 2010, compared to $152.7 million, or 8.6% at December 31, 2009 and $221.9 million, or 10.9%, at December 31, 2008.  Over the past year management has focused on reducing the A&D portfolio by proactively working with its customers, taking aggressive steps in provisioning for and charging-off problem credits.  As a result, the A&D portfolio was reduced by $107.1 million since March 31, 2009.  Construction loans account for $116.7 million or 6.8% of the portfolio at March 31, 2010, compared to $144.5 million or 8.1% at December 31, 2009, and $171.2 million or 8.5% a year earlier.

Investment Securities

The Company had investment securities with a carrying value of $530.4 million at March 31, 2010, relatively unchanged from $529.5 million at December 31, 2009. The portfolio consists primarily of mortgage-backed securities (MBS), the overwhelming majority of which are backed by U.S. government agencies. These securities had an amortized cost of $361.6 million and a market value of $374.4 million at quarter end. The remaining MBS are non-agency, private-label securities with a net book value of $5.0 million and a market value of $2.4 million. At March 31, 2010, the Company had agency debentures with a book value of $72.1 million, an increase of $15.4 million compared to the prior linked-quarter. Investments also include $38.5 million of single-issuer trust preferred securities backed by 16 different financial institutions and $38.7 million of corporate debt securities issued primarily by six S&P 500 companies. All trust preferred securities in the Company’s portfolio continue to pay dividends and were not deemed impaired at March 31, 2010. The fair value of the trust preferred and corporate debt securities was $79.4 million at March 31, 2010. The portfolio does not contain any collateralized debt obligations (CDOs) or securities backed by sub-prime mortgage loans.

The Company recognized a $0.2 million Other Than Temporary Impairment (OTTI) valuation loss during the first quarter of 2010. The valuation loss related to one private label MBS, which was previously deemed to have an OTTI.

Deposits and Customer Repo Balances

Deposit and Customer Repo balances ended the period at $2.1 billion, an increase of $277.8 million or 15.4% from the same period in 2009. On a linked-quarter basis, Deposit and Customer Repo balances decreased slightly by $25.2 million, or 1.2%. Customer Funding decreased by $16.2 million on a linked-quarter basis and grew by $390.2 million since the year earlier period, or 23.1%. The strong growth in core deposits is the result of a consistent, focused marketing effort by our business development officers, as well as our current customers maintaining more liquidity on their balance sheets. While loan growth continues to be a challenge, the bank is gaining market share by attracting and building depository relationships.

Total noninterest-bearing demand accounts represented 27.5% of total deposits as of March 31, 2010, and have been at or above 27.0% since the fourth quarter of 2008.

Weakened loan demand coupled with strong deposit generation has resulted in an improved liquidity position. As of March 31, 2010, total loans to Customer Funding was 83.0% compared to 119.4% at the year earlier period.

Allowance for Loan and Credit Losses and Credit Quality

Nonperforming assets (NPAs) decreased by $4.5 million during the quarter to $100.0 million at March 31, 2010.  Total nonperforming loans decreased to $71.1 million as of March 31, 2010, from $79.2 million at December 31, 2009. NPLs to total loans decreased to 4.11% at the end of the current quarter, from 4.44% as of the end of the previous quarter. Other real estate owned acquired through foreclosure, and other foreclosed assets (OREO) increased $3.6 million to $29.0 million at quarter end.

Approximately 58.2% of NPAs are within the Colorado portfolio and 41.8% in Arizona. Construction and A&D loans continue to exhibit the greatest weakness with 8.2% and 20.4%, respectively, of total loans in their category on nonperforming status. There was improvement in the A&D portfolio as nonperforming loans dropped by $9.0 million on a linked-quarter basis from $34.0 million and nonperformers as a percent of the loan category fell by 1.9% (191 basis points) from 22.3%. Nonperforming C&I loans increased to $19.1 million or 3.4% of the category total from $13.2 million or 2.4% at December 31, 2009. Nonperforming Real Estate loans remain a manageable 2.0%, down from 2.3% of the category at the prior quarter end.  Of the $29.0 million of OREO, $15.8 million, or 54.5%, was located in Colorado and $13.2 million, or 45.5%, was located in Arizona.

Provision for loan and credit loss for the quarter totaled $13.8 million, a decline of $20.1 million or 59.2% less than in the year-earlier period and $2.7 million, or 16.4%, less than the prior quarter. The Company charged-off (net of recoveries) $17.0 million in the first quarter of 2010 compared to $22.9 million prior quarter and $13.2 million during the year-earlier period. The Allowance decreased $3.2 million to $72.1 million at March 31, 2010, from $75.3 million at December 31, 2009. The Company’s Allowance to total loans held for investment contracted slightly to 4.17% from 4.23% as of December 31, 2009. The Allowance was in excess of 101% of NPLs at March 31, 2010.

Shareholders’ Equity and Regulatory Capital

As of March 31, 2010, total Shareholders’ Equity was $224.5 million. The Company’s total tangible shareholders’ equity was $219.7 million. The tangible shareholders’ equity to tangible assets ratio was 9.1% and the tangible common equity ratio was 6.5% at the end of the first quarter of 2010 (see the accompanying Reconciliation of Non-GAAP Measures to GAAP).

During the first quarter, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission to register up to $100 million in securities. The Securities and Exchange Commission declared the registration statement effective on April 12, 2010. While the Company has no immediate plans to raise capital under the shelf registration statement, it provides the Company with the financial flexibility to do so at the appropriate time.

Net Interest Income and Margin

Net interest income on a tax equivalent basis for the first quarter of 2010 decreased by $1.8 million, or 6.9%, to $24.9 million from the same period in 2009.  Net interest income on a tax equivalent basis for the fourth quarter of 2009 was $25.2 million.  The first quarter 2010 net interest margin (NIM) of 4.52% expanded by 14 basis points and 16 basis points as compared to the first and fourth quarters of 2009, respectively.

Average earning assets decreased by $54.5 million on a linked-quarter basis as a result of a $73.3 million decrease in average net loans.  Average investment securities increased $29.7 million on linked-quarter basis.  Average customer funding decreased by $23.6 million on a linked-quarter basis but increased $337.4 million over the comparable quarter in 2009.  Yields on average earning assets increased nominally by 5 basis points on a linked quarter basis and decreased 15 basis points from the first quarter of 2009.  Rates paid on average interest-bearing liabilities decreased by 15 basis points on a linked-quarter basis and decreased by 18 basis points from the first quarter of 2009.

Noninterest Income

Noninterest income increased by $0.4 million on a linked-quarter basis to $6.9 million for the first quarter of 2010.  Noninterest income was $6.1 million in the first quarter of 2009. As a percentage of total operating revenue, noninterest income increased to 21.8% for the first quarter of 2010 from 20.6% for the fourth quarter of 2009.  Noninterest income as a percentage of total operating revenues was 18.7% for the first quarter of 2009.

The noninterest income linked-quarter increase of $0.4 million in the first quarter is attributable primarily to an increase of $0.6 million in insurance income and an increase of $0.1 million in investment banking income offset by a decrease of $0.4 million in other income.  The increase in insurance income was primarily attributable to an increase in property and casualty income of $0.4 million and a $0.6 million increase in contingency income, offset by a decline of $0.4 million in insurance commissions on the placement of life insurance policies in wealth transfer cases.  The decrease in other income is primarily attributable to a decline of $0.2 million in fees on the sale of customer swaps.

Operating Expenses

Noninterest expenses for the first quarter of 2010 increased to $26.3 million from $23.8 million for the fourth quarter of 2009.  Noninterest expenses during the first quarter of 2009, including a $33.7 million noncash goodwill impairment charge, were $57.3 million.

Salaries and employee benefit expenses increased by $1.9 million on a linked-quarter basis to $14.9 million.  Salaries and employee benefits during the first quarter of 2009 were $13.8 million.  The linked-quarter increase in salaries and employee benefit expense is primarily attributable to increases in bonus expense and payroll taxes.  Bonus expense varies based on the management’s expectations of year-end payments.  Bonus expense for the fourth quarter of 2009 was minimal due to the low level of bonus payments awarded in 2009.  Payroll taxes increase in the first quarter of each year when tax limits reset.  The increase in salaries and employee benefits over the comparable period in 2009 is primarily attributable to the Company’s successful efforts in attracting a number of talented employees during the latter half of 2009 and management’s expectations that the Company’s financial performance will continue to improve during 2010.  Overall, the Company’s full-time equivalent employees increased to 545 at the end of the first quarter of 2010 from 537 a year earlier.

Other operating expenses increased by $0.6 million on a linked-quarter basis.  Year-over-year, other operating expenses increased by $1.3 million.  Contributing to the linked-quarter change were increases to legal expenses of $0.3 million and FDIC assessments of $0.3 million.  Contributing to the year-over-year change were increases to FDIC assessments of $0.5 million and loan work out and OREO holding costs of $0.6 million.

The Company’s efficiency ratio for the first quarter of 2010 was 77.75%, compared to 70.34% for the fourth quarter of 2009 and 67.09% for the first quarter of 2009.  This increased trend is the result of higher loan workout costs and significant increases in FDIC insurance premiums, as well as the cost of recent hires and variable incentive expense.

Earnings Conference Call

In conjunction with this release, you are invited to listen to the Company’s conference call on Friday, April 23, 2010, at 9:00 am MDT with Steve Bangert, CoBiz chairman and CEO. The call can be accessed via the Internet at http://www.videonewswire.com/event.asp?id=68080 or by telephone at 877.493.9121, (conference ID # 68685222).

Explanation of the Company’s Use of Non-GAAP Financial Measures

This earnings release contains GAAP financial measures and non-GAAP financial measures where Management believes it to be helpful in understanding our results of operations. We believe these measures provide important supplemental information to investors. However, you should not rely on non-GAAP financial measures alone as measures of our performance.

Contact Information

CoBiz Financial Inc.

Lyne Andrich 303.312.3458

About CoBiz Financial

CoBiz Financial Inc. (www.cobizfinancial.com) is a $2.4 billion financial holding company headquartered in Denver. The Company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services — including credit, treasury management, investment and deposit products — to a targeted customer base of professionals and small to mid-sized businesses. CoBiz also offers trust and fiduciary services through

CoBiz Trust; property and casualty insurance brokerage, risk management consulting and employee benefits brokerage and consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; the management of stock and bond portfolios for individuals and institutions through CoBiz Trust, Alexander Capital Management Group and Wagner Investment Management, Inc.; and executive benefits consulting and wealth transfer services through Financial Designs, Ltd.

Forward-looking Information

This release contains forward-looking statements that describe CoBiz’s future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “would”, “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

•                  Risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent 10-K.

•                  Competitive pressures among depository and other financial institutions nationally and in our market areas may increase significantly.

•                  Adverse changes in the economy or business conditions, either nationally or in our market areas, could increase credit-related losses and expenses and/or limit growth.

•                  Increases in defaults by borrowers and other delinquencies could result in increases in our provision for losses on loans and leases and related expenses.

•                  Our inability to manage growth effectively, including the successful expansion of our customer support, administrative infrastructure and internal management systems, could adversely affect our results of operations and prospects.

•                  Fluctuations in interest rates and market prices could reduce our net interest margin and asset valuations and increase our expenses.

•                  The consequences of continued bank acquisitions and mergers in our market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to our detriment.

•                  Our continued growth will depend in part on our ability to enter new markets successfully and capitalize on other growth opportunities.

•                  Changes in legislative or regulatory requirements applicable to us and our subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

•                  Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase our tax expense or adversely affect our customers’ businesses.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this release. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CoBiz Financial Inc.

March 31, 2010

(unaudited)

	Three months ended March 31,
(in thousands, except per share amounts)	2010	2009
INCOME STATEMENT DATA
Interest income	$29,919	$33,534
Interest expense	5,166	6,955
NET INTEREST INCOME BEFORE PROVISION	24,753	26,579
Provision for loan losses	13,820	33,747
NET INTEREST INCOME (LOSS) AFTER PROVISION	10,933	(7,168)
Noninterest income	6,885	6,121
Noninterest expense	26,273	23,631
Impairment of goodwill	—	33,697
LOSS BEFORE INCOME TAXES	(8,455)	(58,375)
Benefit for income taxes	(3,436)	(10,928)
NET LOSS	(5,019)	(47,447)
Net loss attributable to noncontrolling interest	322	498
NET LOSS AFTER NONCONTROLLING INTEREST	$(4,697)	$(46,949)

Preferred stock dividends	(938)	(930)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(5,635)	$(47,879)

EARNINGS (LOSS) PER COMMON SHARE
BASIC	$(0.15)	$(2.07)
DILUTED	$(0.15)	$(2.07)
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands)
BASIC	36,476	23,174
DILUTED	36,476	23,174

EQUITY MEASURES
Common Shares Outstanding at Period End (in thousands)	36,760	23,421
Book Value Per Common Share	$4.42	$6.04
Tangible Book Value Per Common Share *	$4.29	$5.28

Tangible Common Equity to Tangible Assets *	6.53%	4.75%
Tangible Equity to Tangible Assets *	9.09%	7.11%

* See accompanying Non-GAAP reconciliation.

PERIOD END BALANCES
Total Assets	$2,421,040	$2,623,923
Loans	1,727,874	2,016,350
Loans Held For Sale	—	3,100
Goodwill and Intangible Assets	4,749	17,878
Deposits	1,940,520	1,676,482
Subordinated Debentures	93,150	93,150
Common Shareholders’ Equity	162,466	141,555
Total Shareholders’ Equity	224,471	203,049
Interest-Earning Assets	2,224,511	2,441,130
Interest-Bearing Liabilities	1,646,056	1,945,511

BALANCE SHEET AVERAGES
Average Assets	$2,431,019	$2,658,588
Average Loans	1,754,384	2,025,349
Average Deposits	1,934,222	1,630,537
Average Subordinated Debentures	93,150	93,150
Average Shareholders’ Equity	230,745	253,652
Average Interest-Earning Assets	2,234,775	2,475,708
Average Interest-Bearing Liabilities	1,651,471	1,947,119

CoBiz Financial Inc.

March 31, 2010

(unaudited)

	Three months ended March 31,
(in thousands)	2010	2009

PROFITABILITY MEASURES
Net Interest Margin	4.52%	4.38%
Efficiency Ratio	77.75%	67.09%
Return on Average Assets	(0.78)%	(7.08)%
Return on Average Shareholders’ Equity	(8.26)%	(74.24)%
Noninterest Income as a Percentage of Operating Revenues	21.76%	18.72%

CREDIT QUALITY
Nonperforming Loans
Loans 90 days or more past due and accruing interest	$2,054	$522
Nonaccrual loans	69,003	43,121
Total nonperforming loans	71,057	43,643
OREO & Repossessed Assets	28,951	8,879
Total nonperforming assets	$100,008	$52,522

Charge-offs	$(18,242)	$(13,242)
Recoveries	1,209	5
Net Charge-offs	$(17,033)	$(13,237)

ASSET QUALITY MEASURES
Nonperforming Assets to Total Assets	4.13%	2.00%
Nonperforming Loans to Total Loans	4.11%	2.16%
Nonperforming Loans and OREO to Total Loans and OREO	5.69%	2.59%
Allowance for Loan and Credit Losses to Total Loans (excluding loans held for sale)	4.17%	3.16%
Allowance for Loan and Credit Losses to Nonperforming Loans	101.41%	146.12%

	Colorado	Arizona

NONPERFORMING ASSETS BY MARKET
Commercial	$14,701	$4,434
Real Estate - mortgage	6,509	9,950
Land Acquisition & Development	14,122	10,872
Real Estate - construction	6,600	2,931
Consumer	542	246
Other Loans	—	150
Other Real Estate Owned	15,766	13,185
NPAs	$58,240	$41,768

Total Loans	$1,128,208	$599,666
Total Loans and OREO	1,143,974	612,851
Nonperforming Loans to Total Loans	3.76%	4.77%
Nonperforming Loans and OREO to Total Loans and OREO	5.09%	6.82%

CoBiz Financial Inc.

March 31, 2010

(unaudited)

			Investment		Corporate
	Commercial	Investment	Advisory		Support and
(in thousands, except per share amounts)	Banking	Banking	and Trust	Insurance	Other	Consolidated
Net interest income
Quarter ended March 31, 2010	$25,471	$1	$(9)	$(3)	$(707)	$24,753
Quarter ended December 31, 2009	25,670	1	(7)	(3)	(669)	24,992
Annualized quarterly growth	(3.1)%	.0%	(115.9)%	.0%	(23.0)%	(3.9)%

Quarter ended March 31, 2009	$27,809	$3	$—	$(2)	$(1,231)	$26,579
Annual growth	(8.4)%	(66.7)%	(100.0)%	(50.0)%	42.6%	(6.9)%

Noninterest income
Quarter ended March 31, 2010	$2,396	$301	$1,369	$3,173	$(354)	$6,885
Quarter ended December 31, 2009	2,542	175	1,362	2,580	(167)	6,492
Annualized quarterly growth	(23.3)%	292.0%	2.1%	93.2%	(454.1)%	24.6%

Quarter ended March 31, 2009	$1,929	$104	$1,224	$3,384	$(520)	$6,121
Annual growth	24.2%	189.4%	11.8%	(6.2)%	31.9%	12.5%

Net loss
Quarter ended March 31, 2010	$(852)	$(444)	$(158)	$(180)	$(3,063)	$(4,697)
Quarter ended December 31, 2009	(1,512)	(479)	(200)	(213)	(2,134)	(4,538)
Annualized quarterly growth	177.0%	29.6%	85.2%	62.8%	(176.6)%	(14.2)%

Quarter ended March 31, 2009	$(27,791)	$(1,322)	$(3,470)	$(13,220)	$(1,146)	$(46,949)
Annual growth	96.9%	66.4%	95.4%	98.6%	(167.3)%	90.0%

Earnings per share (diluted)
Quarter ended March 31, 2010	$(0.02)	$(0.01)	$—	$—	$(0.12)	$(0.15)
Quarter ended December 31, 2009	(0.04)	(0.01)	(0.01)	(0.01)	(0.08)	(0.15)
Annualized quarterly growth	202.8%	.0%	405.6%	405.6%	(202.8)%	.0%

Quarter ended March 31, 2009	$(1.20)	$(0.06)	$(0.15)	$(0.57)	$(0.09)	$(2.07)
Annual growth	98.3%	83.3%	100.0%	100.0%	(33.3)%	92.8%

Total loans
At March 31, 2010						$1,727,874
At December 31, 2009						1,782,686
Annualized quarterly growth						(12.5)%

At March 31, 2009						$2,019,450
Annual growth						(14.4)%

Total deposits and customer repurchase agreements
At March 31, 2010						$2,083,464
At December 31, 2009						2,108,627
Annualized quarterly growth						(4.8)%

At March 31, 2009						$1,805,677
Annual growth						15.4%

CoBiz Financial Inc.

March 31, 2010

(unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2010	2009	2009	2009	2009

COMMERCIAL BANKING
Income Statement
Total interest income	$29,556	$30,685	$31,901	$32,820	$33,508
Total interest expense	4,085	5,015	5,497	5,490	5,699
Net interest income	25,471	25,670	26,404	27,330	27,809
Provision for loan losses	11,361	14,593	19,838	35,249	33,747
Net interest income (loss) after provision	14,110	11,077	6,566	(7,919)	(5,938)
Noninterest income	2,396	2,542	2,311	2,773	1,929
Noninterest expense	8,779	7,837	8,231	10,323	8,142
Impairment of goodwill	—	—	—	—	15,348
Income (loss) before income taxes	7,727	5,782	646	(15,469)	(27,499)
Provision (benefit) for income taxes	2,503	1,513	14	(4,768)	(4,813)
Net income (loss) before management fees and overhead allocations	$5,224	$4,269	$632	$(10,701)	$(22,686)
Management fees and overhead allocations, net of tax	6,076	5,781	5,219	3,107	5,105
Net income (loss)	$(852)	$(1,512)	$(4,587)	$(13,808)	$(27,791)

INVESTMENT BANKING
Income Statement
Total interest income	$1	$1	$2	$1	$3
Total interest expense	—	—	—	—	—
Net interest income	1	1	2	1	3
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	1	1	2	1	3
Noninterest income	301	175	476	399	104
Noninterest expense	976	999	1,154	955	916
Impairment of goodwill	—	—	3,049	—	2,230
Income (loss) before income taxes	(674)	(823)	(3,725)	(555)	(3,039)
Provision (benefit) for income taxes	(271)	(377)	(1,347)	(209)	(1,755)
Net income (loss) before management fees and overhead allocations	$(403)	$(446)	$(2,378)	$(346)	$(1,284)
Management fees and overhead allocations, net of tax	41	33	30	30	38
Net income (loss)	$(444)	$(479)	$(2,408)	$(376)	$(1,322)

INVESTMENT ADVISORY AND TRUST
Income Statement
Total interest income	$—	$—	$—	$—	$—
Total interest expense	9	7	6	3	—
Net interest income	(9)	(7)	(6)	(3)	—
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	(9)	(7)	(6)	(3)	—
Noninterest income	1,369	1,362	1,292	1,308	1,224
Noninterest expense	1,398	1,563	1,336	1,698	1,655
Impairment of goodwill	—	—	3,437	—	3,081
Income (loss) before income taxes	(38)	(208)	(3,487)	(393)	(3,512)
Provision (benefit) for income taxes	(15)	(107)	(794)	(152)	(153)
Net income (loss) before management fees and overhead allocations	$(23)	$(101)	$(2,693)	$(241)	$(3,359)
Management fees and overhead allocations, net of tax	135	99	87	84	111
Net income (loss)	$(158)	$(200)	$(2,780)	$(325)	$(3,470)

CoBiz Financial Inc.

March 31, 2010

(unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2010	2009	2009	2009	2009

INSURANCE
Income Statement
Total interest income	$—	$—	$—	$—	$—
Total interest expense	3	3	4	4	2
Net interest income	(3)	(3)	(4)	(4)	(2)
Provision for loan losses	—	—	—	—	—
Net interest income (loss) after provision	(3)	(3)	(4)	(4)	(2)
Noninterest income	3,173	2,580	3,019	2,795	3,384
Noninterest expense	3,255	2,748	2,961	2,966	3,474
Impairment of goodwill	—	—	5,977	—	13,038
Income (loss) before income taxes	(85)	(171)	(5,923)	(175)	(13,130)
Provision (benefit) for income taxes	(26)	(58)	(1,548)	(63)	(24)
Net income (loss) before management fees and overhead allocations	$(59)	$(113)	$(4,375)	$(112)	$(13,106)
Management fees and overhead allocations, net of tax	121	100	90	90	114
Net income (loss)	$(180)	$(213)	$(4,465)	$(202)	$(13,220)

CORPORATE SUPPORT AND OTHER
Income Statement
Total interest income	$362	$287	$199	$20	$23
Total interest expense	1,069	956	1,008	1,118	1,254
Net interest income	(707)	(669)	(809)	(1,098)	(1,231)
Provision for loan losses	2,459	1,964	424	—	—
Net interest income (loss) after provision	(3,166)	(2,633)	(1,233)	(1,098)	(1,231)
Noninterest income	(354)	(167)	(119)	760	(520)
Noninterest expense	11,865	10,696	9,821	8,331	9,444
Income (loss) before income taxes	(15,385)	(13,496)	(11,173)	(8,669)	(11,195)
Provision (benefit) for income taxes	(5,627)	(5,243)	(4,244)	(4,548)	(4,183)
Net income (loss) before management fees and overhead allocations	$(9,758)	$(8,253)	$(6,929)	$(4,121)	$(7,012)
Management fees and overhead allocations, net of tax	(6,373)	(6,013)	(5,426)	(3,311)	(5,368)
Net income (loss)	$(3,385)	$(2,240)	$(1,503)	$(810)	$(1,644)
Net (income) loss attributable to noncontrolling interest	322	106	—	(290)	498
Net income (loss) after noncontrolling interest	$(3,063)	$(2,134)	$(1,503)	$(1,100)	$(1,146)

CONSOLIDATED
Income Statement
Total interest income	$29,919	$30,973	$32,102	$32,841	$33,534
Total interest expense	5,166	5,981	6,515	6,615	6,955
Net interest income	24,753	24,992	25,587	26,226	26,579
Provision for loan losses	13,820	16,557	20,262	35,249	33,747
Net interest income (loss) after provision	10,933	8,435	5,325	(9,023)	(7,168)
Noninterest income	6,885	6,492	6,979	8,035	6,121
Noninterest expense	26,273	23,843	23,503	24,273	23,631
Impairment of goodwill	—	—	12,463	—	33,697
Income (loss) before income taxes	(8,455)	(8,916)	(23,662)	(25,261)	(58,375)
Provision (benefit) for income taxes	(3,436)	(4,272)	(7,919)	(9,740)	(10,928)
Net income (loss) before management fees and overhead allocations	$(5,019)	$(4,644)	$(15,743)	$(15,521)	$(47,447)
Management fees and overhead allocations, net of tax	—	—	—	—	—
Net income (loss)	$(5,019)	$(4,644)	$(15,743)	$(15,521)	$(47,447)
Net (income) loss attributable to noncontrolling interest	322	106	—	(290)	498
Net income (loss) after noncontrolling interest	$(4,697)	$(4,538)	$(15,743)	$(15,811)	$(46,949)

CoBiz Financial Inc.

March 31, 2010

(unaudited)

	Three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands, except per share amounts)	2010	2009	2009	2009	2009
Interest income	$29,919	$30,973	$32,102	$32,841	$33,534
Interest expense	5,166	5,981	6,515	6,615	6,955
Net interest income before provision	24,753	24,992	25,587	26,226	26,579
Provision for loan losses	13,820	16,557	20,262	35,249	33,747
Net interest income (loss) after provision	10,933	8,435	5,325	(9,023)	(7,168)
Noninterest income:
Deposit service charges	$1,258	$1,212	$1,282	$1,248	$1,177
Investment advisory and trust income	1,369	1,362	1,292	1,308	1,224
Insurance income	3,173	2,580	3,019	2,795	3,384
Investment banking income	301	175	476	399	104
Other income	784	1,163	910	2,285	232
Total noninterest income	6,885	6,492	6,979	8,035	6,121
Noninterest expense:
Salaries and employee benefits	$14,947	$13,049	$13,350	$13,081	$13,836
Stock-based compensation expense	419	410	313	411	409
Occupancy expenses, premises and equipment	3,434	3,333	3,320	3,288	3,274
Amortization of intangibles	161	167	169	169	169
Other operating expenses	5,889	5,261	5,426	5,632	4,584
Impairment of goodwill	—	—	12,463	—	33,697
Net loss on securities, other assets and OREO	1,423	1,623	925	1,692	1,359
Total noninterest expense	26,273	23,843	35,966	24,273	57,328
Net Loss before income taxes	(8,455)	(8,916)	(23,662)	(25,261)	(58,375)
Benefit for income taxes	(3,436)	(4,272)	(7,919)	(9,740)	(10,928)
Net loss	(5,019)	(4,644)	(15,743)	(15,521)	(47,447)
Net (income) loss attributable to noncontrolling interest	322	106	—	(290)	498
Net loss after noncontrolling interest	$(4,697)	$(4,538)	$(15,743)	$(15,811)	$(46,949)

Preferred stock dividends	(938)	(936)	(935)	(932)	(930)
Net loss available to common shareholders	$(5,635)	$(5,474)	$(16,678)	$(16,743)	$(47,879)

Earnings (loss) per common share
Basic	$(0.15)	$(0.15)	$(0.50)	$(0.72)	$(2.07)
Diluted	$(0.15)	$(0.15)	$(0.50)	$(0.72)	$(2.07)

Weighted average shares outstanding (in thousands)
Basic	36,476	36,440	33,581	23,194	23,174
Diluted	36,476	36,440	33,581	23,194	23,174

PROFITABILITY MEASURES
Net Interest Margin	4.52%	4.36%	4.40%	4.38%	4.38%
Efficiency Ratio	77.75%	70.34%	69.33%	66.47%	67.09%
Return on Average Assets	(0.78)%	(0.73)%	(2.48)%	(2.46)%	(7.08)%
Return on Average Shareholders’ Equity	(8.26)%	(7.67)%	(25.11)%	(30.77)%	(74.24)%
Noninterest Income as a Percentage of Operating Revenues	21.76%	20.62%	21.43%	23.45%	18.72%

CoBiz Financial Inc.

March 31, 2010

(unaudited)

	At
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands, except per share amounts)	2010	2009	2009	2009	2009
PERIOD END BALANCES
Total Assets	$2,421,040	$2,466,015	$2,537,665	$2,540,833	$2,623,923
Loans	1,727,874	1,780,866	1,878,125	1,949,590	2,016,350
Loans Held for Sale	—	1,820	1,844	2,185	3,100
Goodwill and Intangible Assets	4,749	4,910	5,078	17,708	17,878
Deposits	1,940,520	1,968,833	1,933,418	1,758,635	1,676,482
Subordinated Debentures	93,150	93,150	93,150	93,150	93,150
Common Shareholders’ Equity	162,466	168,579	172,338	131,518	141,555
Total Shareholders’ Equity	224,471	230,451	234,080	193,132	203,049
Interest-Earning Assets	2,224,511	2,270,381	2,355,281	2,344,099	2,441,130
Interest-Bearing Liabilities	1,646,056	1,659,248	1,728,059	1,848,425	1,945,511

LOANS
Commercial	$566,321	$559,612	$579,524	$603,278	$630,567
Real estate - mortgage	832,918	832,123	859,329	892,488	890,037
Land Acquisition & Development	122,657	152,667	178,949	183,388	229,777
Real estate - construction	116,725	144,455	165,923	171,747	171,158
Consumer	72,198	76,103	82,021	85,385	83,157
Other	17,055	15,906	12,379	13,304	11,654
Gross loans	1,727,874	1,780,866	1,878,125	1,949,590	2,016,350
Less allowance for loan losses	(71,903)	(75,116)	(81,499)	(75,256)	(63,361)
Net loans held for investment	1,655,971	1,705,750	1,796,626	1,874,334	1,952,989
Loans held for sale	—	1,820	1,844	2,185	3,100
Total net loans	$1,655,971	$1,707,570	$1,798,470	$1,876,519	$1,956,089

DEPOSITS AND CUSTOMER REPURCHASE AGREEMENTS
NOW and money market	$720,202	$708,445	$583,877	$524,622	$520,605
Savings	10,780	10,552	9,952	9,432	9,560
Eurodollar	102,029	107,500	113,936	103,303	100,249
Certificates of deposits under $100,000	49,779	52,430	53,942	56,657	59,835
Certificates of deposits $100,000 and over	336,443	358,424	420,962	405,888	311,348
Reciprocal CDARS	186,900	178,382	191,211	117,408	108,961
Brokered deposits	1,397	10,332	35,367	65,972	113,800
Total interest-bearing deposits	1,407,530	1,426,065	1,409,247	1,283,282	1,224,358
Noninterest-bearing demand deposits	532,990	542,768	524,171	475,353	452,124
Customer repurchase agreements	142,944	139,794	125,662	118,958	129,195
Total deposits and customer repurchase agreements	$2,083,464	$2,108,627	$2,059,080	$1,877,593	$1,805,677

BALANCE SHEET AVERAGES
Average Assets	$2,431,019	$2,472,318	$2,518,393	$2,580,448	$2,658,588
Average Loans	1,754,384	1,836,782	1,920,384	2,012,342	2,025,349
Average Deposits	1,934,222	1,966,157	1,835,662	1,719,953	1,630,537
Average Subordinated Debentures	93,150	93,150	93,150	93,150	93,150
Average Shareholders’ Equity	230,745	234,844	248,781	206,127	253,669
Average Interest-Earning Assets	2,234,775	2,289,621	2,322,410	2,419,408	2,475,708
Average Interest-Bearing Liabilities	1,651,471	1,679,788	1,741,117	1,894,779	1,947,119

CREDIT QUALITY
Nonperforming Loans
Loans 90 days or more past due and accruing interest	$2,054	$509	$3,949	$35	$522
Nonaccrual loans	69,003	78,689	71,785	67,394	43,121
Total nonperforming loans	71,057	79,198	75,734	67,429	43,643
OREO and Repossessed Assets	28,951	25,318	22,452	26,461	8,879
Total nonperforming assets	$100,008	$104,516	$98,186	$93,890	$52,522

ASSET QUALITY MEASURES
Nonperforming Assets to Total Assets	4.13%	4.24%	3.87%	3.70%	2.00%
Nonperforming Loans to Total Loans	4.11%	4.44%	4.03%	3.45%	2.16%
Nonperforming Loans and OREO to Total Loans and OREO	5.69%	5.78%	5.16%	4.75%	2.59%
Allowance for Loan and Credit Losses to Total Loans (excluding loans held for sale)	4.17%	4.23%	4.35%	3.87%	3.16%
Allowance for Loan and Credit Losses to Nonperforming Loans	101.41%	97.28%	107.86%	111.99%	146.12%

EQUITY MEASURES
Common shares outstanding at period end (in thousands)	36,760	36,724	36,694	23,460	23,421
Book Value Per Common Share	$4.42	$4.59	$4.70	$5.61	$6.04
Tangible Book Value Per Common Share *	$4.29	$4.46	$4.56	$4.85	$5.28

Tangible Common Equity to Tangible Assets *	6.53%	6.65%	6.60%	4.51%	4.75%
Tangible Equity to Tangible Assets *	9.09%	9.16%	9.04%	6.95%	7.11%
Tier 1 Capital Ratio	**	13.81%	13.95%	10.78%	11.55%
Total Risk Based Capital Ratio	**	16.13%	16.25%	13.44%	13.89%

* See accompanying Non-GAAP reconcilliation.

** Ratios unavailable at the time of release.

CoBiz Financial Inc.

March 31, 2010

(unaudited)

	Three months ended
	March 31, 2010			December 31, 2009			March 31, 2009
		Interest	Average		Interest	Average		Interest	Average
	Average	earned	yield	Average	earned	yield	Average	earned	yield
(in thousands)	balance	or paid	or cost	balance	or paid	or cost	balance	or paid	or cost
Assets
Federal funds sold and other	$17,204	$19	0.44%	$28,390	$31	0.43%	$5,482	$27	1.97%
Investment securities	537,517	5,933	4.42%	507,858	5,947	4.68%	489,608	6,351	5.19%
Loans	1,754,384	24,138	5.50%	1,836,782	25,178	5.36%	2,025,349	27,344	5.40%
Allowance for loan losses	(74,330)			(83,409)			(44,731)
Total interest-earning assets	$2,234,775	$30,090	5.20%	$2,289,621	$31,156	5.15%	$2,475,708	$33,722	5.35%
Noninterest-earning assets
Cash and due from banks	35,489			35,684			35,861
Other	160,755			147,013			147,019
Total assets	$2,431,019			$2,472,318			$2,658,588

Liabilities and Shareholders’ Equity
Deposits
NOW and money market	$703,959	$1,330	0.77%	$667,682	$1,498	0.89%	$535,324	$1,540	1.17%
Savings	10,406	10	0.39%	9,916	12	0.48%	10,260	12	0.47%
Eurodollar	111,958	262	0.94%	113,745	312	1.07%	97,063	310	1.28%
Certificates of deposit
Brokered	5,616	30	2.17%	17,265	87	2.00%	30,846	69	0.91%
Reciprocal	174,013	506	1.18%	182,016	637	1.39%	101,706	365	1.46%
Under $100,000	51,204	214	1.69%	53,715	258	1.91%	70,045	532	3.08%
$100,000 and over	345,324	1,358	1.59%	386,874	1,852	1.90%	345,406	2,109	2.48%
Total interest-bearing deposits	$1,402,480	$3,710	1.07%	$1,431,213	$4,656	1.29%	$1,190,650	$4,937	1.68%
Other borrowings
Securities sold under agreements to repurchase	132,258	291	0.88%	135,529	330	0.95%	123,820	272	0.88%
Other short-term borrowings	23,583	16	0.27%	19,896	19	0.37%	539,499	506	0.38%
Long term-debt	93,150	1,149	4.93%	93,150	976	4.10%	93,150	1,240	5.32%
Total interest-bearing liabilities	$1,651,471	$5,166	1.26%	$1,679,788	$5,981	1.41%	$1,947,119	$6,955	1.44%
Noninterest-bearing demand accounts	531,742			534,944			439,887
Total deposits and interest-bearing liabilities	2,183,213			2,214,732			2,387,006
Other noninterest-bearing liabilities	15,935			21,509			17,913
Total liabilities	2,199,148			2,236,241			2,404,919
Total equity	231,871			236,077			253,669
Total liabilities and equity	$2,431,019			$2,472,318			$2,658,588
Net interest income - taxable equivalent		$24,924			$25,175			$26,767
Net interest spread			3.94%			3.74%			3.91%
Net interest margin			4.52%			4.36%			4.38%
Ratio of average interest-earning assets to average interest-bearing liabilities	135.32%			136.30%			127.15%

CoBiz Financial Inc.

March 31, 2010

(unaudited)

Reconciliation of Non-GAAP Measures to GAAP

(in thousands, except per share amounts)

The Company believes these Non-GAAP measurements are useful to obtain an understanding of the operating results of the Company’s core business and reflects the basis on which management internally reviews financial performance and capital adequacy. These Non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to Non-GAAP performance measures that may be presented by other companies.

The following table includes Non-GAAP financial measurements related to tangible equity, tangible common equity and tangible assets.  These items have been adjusted to exclude goodwill, intangible assets and preferred stock.

	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009

Shareholders’ equity as reported - GAAP	$224,471	$230,451	$234,080	$193,132	$203,049
Goodwill and intangible assets	(4,749)	(4,910)	(5,078)	(17,708)	(17,878)

Tangible equity - Non-GAAP	219,722	225,541	229,002	175,424	185,171
Preferred stock	(62,005)	(61,872)	(61,742)	(61,614)	(61,494)

Tangible common equity - Non-GAAP	$157,717	$163,669	$167,260	$113,810	$123,677

Total assets as reported - GAAP	$2,421,040	$2,466,015	$2,537,665	$2,540,833	$2,623,923
Goodwill and intangible assets	(4,749)	(4,910)	(5,078)	(17,708)	(17,878)

Total tangible assets - Non-GAAP	$2,416,291	$2,461,105	$2,532,587	$2,523,125	$2,606,045

Common shares outstanding	36,760	36,724	36,694	23,460	23,421

Tangible equity to tangible assets - Non-GAAP	9.09%	9.16%	9.04%	6.95%	7.11%
Tangible common equity to tangible assets - Non-GAAP	6.53%	6.65%	6.60%	4.51%	4.75%

Tangible book value per common share - Non-GAAP	$4.29	$4.46	$4.56	$4.85	$5.28

The following table includes a Non-GAAP financial measurement related to diluted loss per common share and has been adjusted to exclude impairment on goodwill and intangible assets as well as the tax effect resulting from impairment charges.

Three months ended
March 31, 2009
Net loss attributable to common shareholders - GAAP	$(47,879)
Impairment of goodwill and intangible assets	33,817
Benefit for income taxes on impairment charge	(1,495)
Net loss - Non-GAAP	$(15,557)

Diluted loss per common share - GAAP	$(2.07)
Impairment charge per diluted share	1.40
Diluted loss per common share - Non-GAAP	$(0.67)